Exhibit 99.1

Investor Contact: Pete Lilly (314) 553-2217 Media Contact: Casey Murphy (314) 982-6220

Emerson Expands Commitment to Advanced Software Solutions with Agreement to Purchase Open Systems International, Inc. (OSI Inc.)

Leading software provides real-time management and optimization across the smart grid

ST. LOUIS (August 27th, 2020) – Emerson (NYSE: EMR) today announced it has agreed to acquire Open Systems International, Inc. (OSI Inc.) for $1.6 billion in an all cash transaction. OSI Inc. is a leading operations technology software provider that broadens and complements Emerson’s robust software portfolio and ability to help customers in the global power industry, as well as other end markets, in their quest to transform and digitize operations to more seamlessly incorporate renewable energy sources and improve energy efficiency and reliability.

Digitization is critical for the power industry to modernize and improve the reliability of the electric grid. Incorporating clean and renewable energy resources, such as solar and wind, requires balancing the variable nature of renewable energy with the often bi-directional demands of the grid. By combining Emerson’s domain expertise and leading technology in power generation with OSI Inc.’s complementary software and reach within the power transmission and distribution sectors, the acquisition will equip customers with the end-to-end ability to monitor, control and optimize real-time operations across the power enterprise through scalable, software-enabled automation and data management.

“An enormous change is underway as utilities globally are investing to digitize the grid and adapt to rapidly evolving energy sources and new technologies that increase consumer choices,” said Lal Karsanbhai, executive president of Emerson’s Automation Solutions business. “This acquisition will help the power industry maximize the remarkable opportunity to harness renewable energy sources and to accelerate the transformation to the smart power grid. Emerson now has the opportunity to be a leader in this large, rapidly growing market with a compelling and complete software and technology offering.”

OSI Inc.’s advanced modular technology offers customers tailored solutions for their power grid management needs and is scalable to other industries. Combining this technology with Emerson’s Ovation control system, which is a market leader for power generation control, will provide utility customers with increased visibility into the current status of their power system, enabling unparalleled ability to optimize energy efficiency from generation through customer delivery –enabling the broader industry goal of minimizing carbon footprint.

The acquisition will complement Emerson’s existing robust portfolio of software and automation technologies that support the world’s essential industries.

“Our $1 billion standalone software and associated engineering implementation services portfolio is quickly growing to meet customer needs and support operational performance, analytics and digital transformation,” Karsanbhai said. “OSI Inc. is a great business with a track record of high growth, strong profitability and long-term customer loyalty. This acquisition builds on Emerson’s software footprint and supports customers in providing comprehensive end-to-end solutions to help the power industry continue transforming to meet the needs of tomorrow.”

“Emerson and OSI share a commitment to excellent customer service and offering advanced technologies to help customers manage the reliability and resiliency of the electric grid,” said Bahman Hoveida, President & CEO of OSI Inc. “We are excited to combine our advanced technologies, engineering expertise and unsurpassed customer service not only to better serve our electric power customers but also to expand the reach of this critical software into other industries with the Emerson team.”

OSI Inc. is headquartered in Minneapolis, MN and has approximately 1,000 employees globally.

The acquisition is expected to close in early fiscal 2021, subject to various regulatory approvals and other customary closing conditions.

Centerview Partners LLC served as financial advisor and Davis Polk & Wardwell LLP served as legal advisor to Emerson. Wells Fargo & Co. and Lazard served as financial advisors and Fredrikson & Byron, PA served as legal advisor to OSI Inc.

An accompanying slide presentation with additional information will be available at www.emerson.com/financial.

Upcoming Investor Event

Today, beginning at 10:00 a.m. Eastern Time, Emerson management will discuss this acquisition during an investor conference call. Participants can access a live webcast available at www.emerson.com/financial at the time of the call. The conference call slides will be posted in advance of the call on the company website. A replay of the call will remain available for 90 days.

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About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.

About OSI Inc.

Open Systems International, Inc. aka OSI Inc. (www.osii.com)—an American technology company headquartered in Minneapolis, Minnesota—provides open, state-of-the-art and high-performance enterprise automation solutions to utilities worldwide. These solutions include Supervisory Control and Data Acquisition (SCADA) systems, Energy Management Systems (EMS), Distribution Management Systems (DMS), Outage Management Systems (OMS), Generation Management Systems (GMS), Substation Automation (SA) Systems, Data Warehousing (Historian) Analytics, Distributed Energy Resource Management Systems (DERMS), Situational Awareness Systems, Pipeline Application Systems (PAS), individual software and hardware products, and Smart Grid solutions for utility operations. OSI’s solutions empower its users to meet their operational challenges, day in and day out, with unsurpassed reliability and a minimal cost of technology ownership and maintenance.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.